Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     May 19, 2005

PRESS RELEASE

CONTACT:      Paul McCormick, President and CEO, 949-595-7200
                      www.endologix.com

ENDOLOGIX PROVIDES JAPANESE REGULATORY UPDATE

Company Plans Japanese Powerlink Submission Supplemented by PowerWeb Data

IRVINE, Calif. (May 19, 2005) – Endologix, Inc. (Nasdaq: ELGX) today announced that the Expert Panel for the Pharmaceutical and Medical Devices Agency (PMDA) of the Japanese Ministry of Health, Labour and Welfare (MHLW) has declined Shonin approval of the Company’s PowerWeb™ endoluminal stent graft (ELG) due to the original Japanese clinical trial design and execution. The decision was not the result of clinical issues with the Endologix PowerWeb device or patient outcomes from the Japanese clinical trial. The Expert Panel has requested that Endologix submit its Powerlink® System for Shonin approval using its existing U.S. clinical trial data. The Shonin review will then be based on the Powerlink data with the PowerWeb clinical trial data being used to fulfill the requirement for a Japanese clinical trial.

Paul McCormick, Endologix president and chief executive officer, said, “While we are disappointed with this decision, which delays our entry into the Japanese market, we are grateful that the Expert Panel will allow a submission for the Powerlink System supported by our outstanding U.S. trial data, and their allowance to use the PowerWeb clinical data as a supplement in the Shonin submission. Further, the Powerlink System is the ELG system we currently market in the U.S. and Europe, and we believe that in the long run, manufacturing of a single ELG platform will be beneficial in our worldwide marketing plan.

“We are already in the process of preparing for the Powerlink submission for Shonin approval, including translating the U.S. Premarket Approval (PMA) application and clinical data into Japanese,” added Mr. McCormick. “Although we are currently unable to project the timeline for Shonin approval, we believe that Endologix may still be the first or among the first to introduce an ELG device for abdominal aortic aneurysms (AAA) in the Japanese market. We do not believe that this delay will have a material financial impact on us over the next few years.”

The Powerlink System and its predecessor the PowerWeb System are ELG and catheter-based treatments for AAA. Endologix completed the first AAA clinical trial in Japan, including the required six month patient follow up. Six centers used the PowerWeb System for elective endovascular aneurysm repair in 79 patients.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to the regulatory approval process for new medical device products,, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s other filings with the Securities and Exchange Commission.

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